EXHIBIT 99.1

NEWS RELEASE

90 Park Avenue

New York, NY 10016

For Release:

7:00 a.m., Thursday, October 16, 2003

Contact:

Richard Humphrey, 212-834-1201

rhumphrey@greenpoint.com

GreenPoint Third Quarter Net $0.85 Per Share

New York, October 16—GreenPoint Financial Corp. (NYSE: GPT) today announced net income from continuing operations of $0.85 per diluted share, or $104 million, compared to $0.94 for the third quarter of 2002 and $1.03 for the second quarter.

Highlights of the Quarter:

(continuing operations)

•	EPS: $0.85, 10% lower than the prior year period.

•	ROE: 22.5%

•	ROA: 1.81%

•	Retail Core Deposits: $7.7 billion, 26% over the prior year quarter.

•	Mortgage Production: $9.5 billion, compared to $9.7 billion a year ago.

•	Net charge-offs: $1.1 million, 0.05% annualized of average mortgage loans held for investment.

“The sudden increase in interest rates had an immediate, negative impact on mortgage banking, making the third quarter a difficult one,” said Thomas S. Johnson, Chairman and Chief Executive Officer of GreenPoint.

“As a result of this abrupt increase in rates, the benefits of the counter-cyclical relationship between our mortgage and retail banking businesses were not realized during the quarter. Going forward, this balance will reassert itself as balance sheet and retail banking revenues increase in a higher interest rate environment, offsetting some of the decline in mortgage banking revenues.

“Despite the difficulties presented by the sudden interest rate shift,” Mr. Johnson concluded, “GreenPoint remains a very profitable and operationally strong company.”

During the third quarter, the refinance boom began its inevitable decline as interest rates rose sharply in July. The result was a sharp reduction in mortgage originations as well as pressure on loan sale margins.

Net interest margin and net interest income remained under pressure from record mortgage prepayments, as loans initiated in the second quarter at historically low interest rates closed in the third quarter.

These accelerated prepayments resulted in substantial premium amortization in both the mortgage and securities portfolios. Prepayment rates slowed materially in September as the peak of refinance activity worked its way through the system.

In its mortgage business, GreenPoint is taking advantage of its ability to introduce new products rapidly as the industry moves to a higher rate, more purchase-oriented market. In addition, as part of its growth strategy, GreenPoint intends to expand its national footprint in demographically attractive markets. Further, as it always has, the Company is acting aggressively to control operating expenses in line with declines in origination volume.

Reflecting its counter-cyclical business model, GreenPoint’s balance sheet asset sensitivity will result in stronger net interest income and a wider net interest margin. In the short run, net interest income and the margin will benefit from reduced premium amortization. Longer term, in a rising rate environment, net interest margin will benefit from the large volume of core deposits resulting from rapid deposit growth over the last several years, enhanced by the recent new branching program and GreenPoint’s growing small business banking program.

Retail Deposits

Core deposits continued to grow, increasing 26% to $7.7 billion from $6.1 billion in the third quarter a year ago and 2% over the second quarter.

Eleven new branches have opened since September 2002, and leases have been signed for six additional locations. Core deposits in the new branches totaled $462 million at the end of the third quarter, up from $365 million at the end June.

Business banking deposits throughout the network totaled $237 million, up from $215 million at the end of the second quarter. September marked the one-year anniversary of the complete rollout of the small business banking program.

Loan Originations/Sales

Mortgage originations were $9.4 billion, compared to $9.7 billion in the third quarter of 2002 and $11.3 billion in the second quarter. The decline of approximately 17% in overall originations from the second quarter was comprised of a drop of 27% in Agency/Jumbo loans, while Specialty loans actually increased 7% during the quarter. Applications showed a similar trend, with total applications declining 34% compared to the second quarter, consisting of Agency/Jumbo declines of 39% and a drop of 28% in Specialty applications.

Gain-on-sale income from secondary market sales and securitizations was $106 million, versus $89 million in the third quarter of 2002 and $146 million in the second quarter. The increase compared to the year ago period was the result of the higher volume of loans sold. The drop from the second quarter was caused by declines in loans sold and the average sale margin.

A total of $7.4 billion of loans was sold in the secondary market as whole loans with no credit recourse to GreenPoint. Loan sales in the prior quarter were $8.7 billion. Approximately $1.3 billion of loans were sold to the Bank’s held-for-investment portfolio. The average FICO score of all loans originated during the quarter was 716.

The average sale margin for all loans sold and securitized during the quarter was 142 basis points compared to 162 basis points in the second quarter. The average sale margin for specialty loans was 227 basis points, compared to 306 basis points in the second quarter.

The period-end pipeline was $9.1 billion, down from $12.1 billion at the end of the second quarter, in line with the drop in applications. Loans held-for-sale at the end of the quarter were $6 billion compared to $5.4 billion at June 30.

Asset Quality

Measures of asset quality for the on-balance sheet loan portfolio remained strong. The average FICO score of loans in the portfolio was 710, solidly in the “A” quality category. The average loan-to-value ratio in the held-for-investment portfolio was 64% of the original appraised value of the property. Non-performing mortgage loans held for investment as a percent of total mortgage loans held for investment was 1.72%, compared to 1.57% at the end of the third quarter a year ago and 1.62% at June 30.

Non-performing loans held-for-sale, delinquent loans in the mortgage warehouse that primarily have been acquired as repurchases under representation and warranty commitments, were $96 million at September 30, 2003, compared to $86 million at June 30. GreenPoint maintains a valuation reserve through which the value of these loans is adjusted to the estimated fair value.

Net Interest Income

Net interest income on a tax equivalent basis in the current quarter was $159 million, versus $170 million in the second quarter. The decline primarily reflected a lower net interest margin. The net interest margin was 2.93%, down from 3.23% in the second quarter. The decline was due to accelerated premium amortization in the mortgage loans held-for-investment and securities portfolios during July and August resulting from the very high mortgage prepayments related to the high levels of mortgage refinance closings during that period. Net interest income was also affected by a $3.5 million reduction to dividend income resulting from a suspension of the quarterly dividend by the Federal Home Loan Bank of New York.

Non-Interest Income

Non-interest income in the third quarter was $141 million, compared to $110 million in the 2002 third quarter and $164 million in the second quarter. The increase over the year ago period was primarily due to a $17 million increase in the net gain on sale of mortgage loans and a $12 million increase in loan servicing fees. The decline versus the second quarter was primarily due to a $40 million decline in the net gain on sale of mortgage loans, partially offset by a $12 million increase in loan servicing fees. The increase in loan servicing fees for both prior period comparisons reflected a recovery of servicing rights impairment of $7.6 million versus temporary impairments recognized in the prior periods. A temporary impairment reserve of $22 million remained on the books at September 30, 2003.

Non-Interest Expense

Total non-interest expense was $130 million, compared to $102 million in the third quarter of 2002 and $125 million in the second quarter. The increase versus the year ago period was primarily due to an $18 million increase in salaries and benefits related to higher mortgage origination volumes over the past year, as well as a $4 million increase in premises and equipment expense and a $6 million increase in other administrative expense. The increase compared to the second quarter was primarily due to a $2 million rise in other administrative expenses and a similar rise in premises and equipment expense, and $2 million in severance expense related to a 12% reduction in staffing at GreenPoint Mortgage.

Capital Management

During the third quarter of 2003, the Company repurchased 4.4 million shares of its common stock at an average price of $33.44. There are approximately 6 million shares remaining in the current repurchase authorization.

Discontinued Business

Net income from the discontinued manufactured housing business was $0.2 million, reflecting performance that was consistent with projections made at the time the business was discontinued.

Basis of Presentation

In conjunction with the previously announced decision to exit the manufactured housing business, current and comparative prior period income statements present the results of continuing operations and the discontinued business separately. The balance sheet is a consolidation of continuing operations and the discontinued business. All supporting tables are presented for continuing operations only, with the exception of the per share data and capital ratios included in Table 7, which are presented for the combined operations.

Live Broadcast of Investor Conference Call

GreenPoint will host an investor conference call and will broadcast the call live via the Internet. The call will take place at 10:00 a.m. (EDT) on October 16, and will be hosted by Jeffrey R. Leeds, GreenPoint’s Executive Vice President and Chief Financial Officer.

GreenPoint Financial Corp.

GreenPoint Financial Corp. (NYSE: GPT), www.greenpoint.com, a $22 billion asset bank holding company, is among the most profitable of the 50 largest banking companies in the country. GreenPoint’s businesses, a national mortgage business and a New York retail bank, are complementary to each other and therefore reduce the cyclical nature of earnings growth inherent in the financial services industry.

GreenPoint Mortgage, with originations of more than $33 billion in 2002, originates a wide variety of exclusively “A” quality loans, including agency qualifying loans and Jumbo A loans, and specializes in Alternative A mortgages. “Alt A” borrowers meet Fannie Mae and Freddie Mac standards for credit score, but want flexibility beyond agency guidelines for documentation requirements, property type, debt ratio or loan-to-value ratio, and are willing to pay a premium for that flexibility. GreenPoint’s “Alt A” loan charge-off experience is comparable to conventional Fannie Mae and Freddie Mac loans.

GreenPoint Bank, a New York State chartered savings bank, is the second largest thrift depository in the Greater New York area with $13 billion in deposits in 85 branches serving over 450,000 households.

This earnings release contains certain forward-looking statements, which are based on management’s current expectations. These forward-looking statements include information concerning possible or assumed future results of operations, trends, financial results and business plans, including those relating to earnings growth; revenue growth; origination volume in the Company’s mortgage business; interest and non-interest income levels; fees from product sales; credit performance on loans made by the Company; tangible capital generation; margins on sales or securitizations of loans; market share; expense levels; results from new business initiatives in the retail banking business; and other business operations and strategies. For these statements, GreenPoint claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 to the extent provided by applicable law. Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to: risks and uncertainties related to acquisitions, divestitures and terminating business segments, including related integration and restructuring activities; prevailing economic conditions; changes in interest rates, loan demand, real estate values, and competition, which can materially affect origination levels, interest and non-interest income levels, gain on sale results in the Company’s mortgage business and other aspects of our financial performance; the level of defaults, losses and prepayments on loans made by the Company, whether held in portfolio, sold in the whole loan secondary markets or securitized, which can materially affect charge-off levels, required loan loss reserve levels and the Company’s periodic valuation of its retained interests from securitizations; changes in accounting principles, policies, and guidelines; adverse changes or conditions in capital or financial markets, which can adversely affect the ability of the Company to sell or securitize loan originations on a timely basis or at prices which are acceptable to the Company, as well as other aspects of our financial performance; actions by rating agencies and the effects of these actions on the Company’s businesses, operations and funding requirements; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues, whether of general applicability or specific to the Company and its subsidiaries; other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services; and the risk factors or other uncertainties described from time to time in the Company’s filings with the Securities and Exchange Commission, including the Risk Factors section included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission on March 28, 2003. The forward-looking statements are made as of the date of this release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

###

GreenPoint Financial Corp. and Subsidiaries

Table 1 – Consolidated Statements of Financial Condition

(Unaudited)

(In millions)	Sept. 30, 2003	June 30, 2003	Dec. 31, 2002
Assets
Cash and due from banks	$227	$420	$277
Money market investments	16	14	92

Total cash and cash equivalents	243	434	369

Securities:
Securities available for sale	5,396	5,102	4,093
Retained interests in securitizations	58	84	108
Federal Home Loan Bank of New York stock	195	255	300
Securities held to maturity	5	3	3

Total securities	5,654	5,444	4,504

Loans receivable held for sale	6,010	5,370	5,595
Loans held for investment, net	9,431	9,962	9,901
Other interest-earning assets	142	145	141
Servicing assets	159	120	117
Goodwill	395	395	395
Other assets	837	806	792

Total assets	$22,871	$22,676	$21,814

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Core deposits	$7,693	$7,518	$6,444
Wholesale money market deposits	328	121	43
Term certificates of deposit	4,490	4,686	5,309

Total deposits	12,511	12,325	11,796

Borrowings:
Securities sold under agreements to repurchase	2,799	2,100	2,000
Other short term borrowings	870	215	285
Federal Home Loan Bank advances	3,300	4,500	4,600
Senior notes	350	349	—
Subordinated bank notes	150	150	150
Long term debt	200	200	200

Total borrowings	7,669	7,514	7,235

Mortgagors’ escrow	74	67	68
Liability under recourse exposure	256	280	301
Other liabilities	515	571	490

Total liabilities	21,025	20,757	19,890

Stockholders’ equity:
Common stock	2	1	1
Additional paid-in capital (A)	851	839	818
Retained earnings	1,843	1,768	1,563
Accumulated other comprehensive income, net	(18)	7	24
Treasury stock, at cost	(832)	(696)	(482)

Total stockholders’ equity	1,846	1,919	1,924

Total liabilities and stockholders’ equity	$22,871	$22,676	$21,814

Note (A): Net of ESOP and stock plans unallocated/unearned shares.

GreenPoint Financial Corp. and Subsidiaries

Table 2 – Consolidated Statements of Operations

(Unaudited)

	Quarter Ended			Nine Months Ended
	Sept. 30,	June 30,	Sept. 30,	Sept. 30,
(In millions, except per share amounts)	2003	2003	2002	2003	2002
Interest income	$277.8	$291.8	$329.1	$867.9	$975.5
Interest expense	120.7	123.9	138.2	368.1	414.1

Net interest income	157.1	167.9	190.9	499.8	561.4
Provision for loan losses	(1.1)	(0.6)	(0.5)	(2.0)	(1.2)

Net interest income after provision for loan losses	156.0	167.3	190.4	497.8	560.2

Non-interest income:
Fees, commissions and other income:
Loan servicing income	11.7	(0.4)	(0.4)	17.1	10.7
Banking services fees and commissions	18.6	17.2	15.4	50.3	42.4
Other	4.2	3.1	4.2	10.7	11.2

Total fees, commissions and other income	34.5	19.9	19.2	78.1	64.3
Net gain on sales of mortgage loans	105.9	145.7	89.2	375.9	265.2
Change in valuation of retained interests	(1.1)	(0.7)	(0.1)	(2.5)	(7.2)
Net (loss) gain on sales of securities	1.4	(0.6)	1.8	2.0	5.6

Total non-interest income	140.7	164.3	110.1	453.5	327.9

Non-interest expense:
Salaries and benefits	66.8	66.5	49.2	194.9	145.9
Employee Stock Ownership and stock plans expense	6.9	6.7	6.3	19.7	19.3
Net expense of premises and equipment	22.3	20.9	18.1	64.1	53.6
Advertising	4.3	4.5	4.0	13.2	12.6
Federal deposit insurance premiums	0.5	0.5	0.4	1.5	1.4
Other administrative expenses	29.6	27.3	23.6	84.0	72.2

Total general and administrative expenses	130.4	126.4	101.6	377.4	305.0
Other real estate owned operating (income) expense, net	(0.7)	(1.7)	—	(2.2)	(1.1)

Total non-interest expense	129.7	124.7	101.6	375.2	303.9

Income from continuing operations before income taxes	167.0	206.9	198.9	576.1	584.2
Income taxes related to earnings from continuing operations	62.8	77.1	72.4	215.2	214.6

Net income from continuing operations	104.2	129.8	126.5	360.9	369.6

Discontinued operations:
Net income from disposal of discontinued business	0.2	0.1	(0.2)	0.6	1.5

Net income from discontinued operations	0.2	0.1	(0.2)	0.6	1.5

Net income	$104.4	$129.9	$126.3	$361.5	$371.1

Diluted earnings per share:
Net income from continuing operations	$0.85	$1.03	$0.94	$2.86	$2.72
Net income from discontinued operations	—	—	—	0.01	0.01

Net income	$0.85	$1.03	$0.94	$2.87	$2.73

Dividends declared per share	$0.24	$0.21	$0.17	$0.66	$0.50

GreenPoint Financial Corp. and Subsidiaries

Table 3 – Supplemental Performance Measurements – Cash Earnings

– Continuing Operations

(Unaudited)

Cash earnings is a non-GAAP measurement that is defined as net income from continuing operations less a non-cash charge related to the Employee Stock Ownership Plan. This non-cash expense, unlike GreenPoint’s other expenses, does not reduce GreenPoint’s tangible capital, thereby enabling the Company to increase shareholder value through the growth of earning assets, increases in cash dividends and additional repurchases of the Company’s stock.

	Quarter Ended			Nine Months Ended
	Sept. 30,	June 30,	Sept. 30,	Sept. 30,
(In millions, except per share amounts)	2003	2003	2002	2003	2002
Net income from continuing operations	$104.2	$129.8	$126.5	$360.9	$369.6
Add back:
Employee stock plans expense	6.9	6.7	6.3	19.7	19.3

Cash earnings from continuing operations	$111.1	$136.5	$132.8	$380.6	$388.9

Diluted earnings per share from continuing operations	$0.85	$1.03	$0.94	$2.86	$2.72
Effect of employee stock plans expense	0.05	0.05	0.05	0.16	0.14

Cash earnings per share	$0.90	$1.08	$0.99	$3.02	$2.86

GreenPoint Financial Corp. and Subsidiaries

Table 4 – Average Consolidated Balance Sheets, Interest and Rates – Continuing Operations

(Unaudited)

	Quarter Ended
	Sept. 30, 2003				June 30, 2003
	Average Balance		Interest	Average Yield/Cost	Average Balance		Interest	Average Yield/Cost
	(Taxable-equivalent interest and rates, dollars in millions)
Assets:
Interest-earning assets:
Mortgage loans held for investment	$9,777		$147.2	6.02%	$9,809		$156.7	6.39%
Other loans	24		0.4	7.14	22		0.4	7.62
Loans held for sale	5,901		81.6	5.52	5,089		70.6	5.55
Securities	5,875		45.9	3.12	5,883		61.0	4.15
Other interest-earning assets	267		4.2	6.41	276		5.0	7.22

Total interest-earning assets	21,844		$279.3	5.11	21,079		$293.7	5.57
Non-interest earning assets	1,144				1,154

Total assets	$22,988				$22,233

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Deposits:
Savings	$1,512		$2.3	0.60	$1,465		$2.5	0.68
Demand deposits and N.O.W.	2,628		8.5	1.29	2,462		9.3	1.51
Money market and variable rate savings	3,487		10.5	1.19	3,460		11.8	1.38

Total core deposits	7,627		21.3	1.12	7,387		23.6	1.28
Wholesale money market deposits	280		1.0	1.39	40		0.2	1.53
Term certificates of deposit	4,581		33.3	2.87	4,852		36.6	3.02

Total deposits	12,488		55.6	1.76	12,279		60.4	1.97
Mortgagors’ escrow	65		0.3	1.88	66		0.3	2.12
Borrowed funds	7,572		53.8	2.78	7,322		54.3	2.94
Senior notes	350		3.0	3.41	96		0.8	3.27
Subordinated bank notes	150		3.5	9.36	150		3.5	9.36
Guaranteed preferred interest in Company’s junior subordinated debentures	200		4.5	9.16	200		4.6	9.16

Total interest-bearing liabilities	20,825		120.7	2.29	20,113		123.9	2.46
Other liabilities	312				229

Total liabilities	21,137				20,342
Stockholders’ equity	1,851				1,891

Total liabilities and stockholders’ equity	$22,988				$22,233

Net interest income / interest rate spread			$158.6	2.82%			$169.8	3.11%

Net interest-earning assets / net interest margin	$1,019			2.93%	$966			3.23%

Ratio of interest-earning assets to interest-bearing liabilities	1.05	x			1.05	x

GreenPoint Financial Corp. and Subsidiaries

Table 4 – Average Consolidated Balance Sheets, Interest and Rates – Continuing Operations

(Continued)

(Unaudited)

	Nine Months Ended
	Sept. 30, 2003				Sept. 30, 2002
	Average Balance		Interest	Average Yield/Cost	Average Balance		Interest	Average Yield/Cost
	(Taxable-equivalent interest and rates, dollars in millions)
Assets:
Interest-earning assets:
Mortgage loans held for investment	$9,779		$470.2	6.41%	$10,019		$561.9	7.48%
Other loans	22		1.2	7.47	20		1.3	8.49
Loans held for sale	5,364		228.1	5.68	4,355		212.2	6.51
Securities	5,535		160.2	3.86	4,419		185.6	5.60
Other interest-earning assets	294		13.2	6.02	291		22.1	10.20

Total interest-earning assets	20,994		$872.9	5.55	19,104		$983.1	6.86
Non-interest earning assets	1,143				1,060

Total assets	$22,137				$20,164

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Deposits:
Savings	$1,446		$7.8	0.72	$1,284		$13.1	1.36
Demand deposits and N.O.W.	2,371		25.5	1.44	1,083		10.3	1.28
Money market and variable rate savings	3,429		35.1	1.37	3,115		43.9	1.89

Total core deposits	7,246		68.4	1.26	5,482		67.3	1.64
Wholesale money market deposits	121		1.3	1.42	42		0.7	2.12
Term certificates of deposit	4,858		109.0	3.00	5,463		152.1	3.72

Total deposits	12,225		178.7	1.95	10,987		220.1	2.68
Mortgagors’ escrow	65		0.9	1.91	83		1.1	1.72
Borrowed funds	7,190		160.5	2.95	6,653		163.8	3.25
Senior notes	150		3.8	3.35	—		—	—
Senior bank notes	—		—	—	96		4.9	6.76
Subordinated bank notes	150		10.5	9.36	150		10.5	9.36
Guaranteed preferred interest in Company’s junior subordinated debentures	200		13.7	9.16	200		13.7	9.16

Total interest-bearing liabilities	19,980		368.1	2.45	18,169		414.1	3.03
Other liabilities	272				199

Total liabilities	20,252				18,368
Stockholders’ equity	1,885				1,796

Total liabilities and stockholders’ equity	$22,137				$20,164

Net interest income / interest rate spread			$504.8	3.10%			$569.0	3.83%

Net interest-earning assets / net interest margin	$1,014			3.22%	$935			3.98%

Ratio of interest-earning assets to interest-bearing liabilities	1.05	x			1.05	x

GreenPoint Financial Corp. and Subsidiaries

Table 5 – Mortgage Loan Origination and Disposition – Continuing Operations

(Unaudited)

	Quarter Ended			Nine Months Ended
	Sept. 30,	June 30,	Sept. 30,	Sept. 30,
(In millions)	2003	2003	2002	2003	2002
Comparative Mortgage Loan Volumes
Total applications received	$15,409	$23,189	$20,478	$56,987	$47,552

Total loans originated:
Specialty products (1)	$3,132	$2,921	$2,689	$8,813	$7,335
Home equity / Seconds	616	614	646	1,758	1,958
Agency / Jumbo	5,701	7,808	6,395	19,549	13,912

Total loans originated (2)	$9,449	$11,343	$9,730	$30,120	$23,205

Pipeline	$9,107	$12,136	$9,415	$9,107	$9,415

Loans held for sale	$6,010	$5,370	$6,336	$6,010	$6,336

	Quarter Ended			Nine Months Ended
	Sept. 30,	June 30,	Sept. 30,	Sept. 30,
(In millions)	2003	2003	2002	2003	2002
Mortgage Loans Sold and Average Margins
Whole loan sales:
Loans sold	$7,445	$8,686	$6,293	$24,933	$17,690
Gain on sale	$105.3	$140.7	$88.1	$369.8	$258.2
Average margin	1.42%	1.62%	1.40%	1.48%	1.46%
Average margin by product type:
Specialty products (1)	2.27%	3.06%	2.86%	2.75%	2.93%
Home Equity / Seconds	1.50%	1.19%	1.13%	1.42%	1.23%
Agency / Jumbo	0.95%	1.02%	0.59%	0.88%	0.62%
Securitizations (3):
Loans securitized	$32	$319	$49	$385	$275
Gain on sale	$0.6	$5.0	$1.1	$6.1	$7.0
Average margin	1.87%	1.57%	2.27%	1.60%	2.53%

(1)	Specialty products include: Alt A, No Doc and A minus programs.
(2)	Total loans originated include correspondent purchases for the held for investment portfolio which totaled $286 million in the third quarter of 2003 and $1.1 billion in the second quarter of 2003.
(3)	Includes draws from prior period securitizations.

GreenPoint Financial Corp. and Subsidiaries

Table 6 – Credit Quality and Performance – Continuing Operations

(Unaudited)

(In millions)	Sept. 30, 2003	June 30, 2003	Dec. 31, 2002
Non-performing Assets:
Non-accruing loans:
Loans held for investment	$162	$162	$160
Loans held for sale	96	86	66

Total non-accruing loans	258	248	226
Other real estate owned	21	20	17

Total non-performing assets	$279	$268	$243

Non-accruing loans held for investment to mortgage loans held for investment	1.72%	1.62%	1.61%

Non-accruing loans held for sale to mortgage loans held for sale	1.60%	1.60%	1.18%

Non-performing assets to total assets	1.22%	1.18%	1.12%

	Quarter Ended			Nine Months Ended
	Sept. 30, 2003	June 30, 2003	Sept. 30, 2002	Sept. 30,
(In millions)				2003	2002
Loan Provision and Charge-offs:
Provision for loan losses	$1.1	$0.6	$0.5	$2.0	$1.2

Residential mortgage charge-offs	$(1.1)	$(0.6)	$(0.5)	$(2.0)	$(1.2)

Allowance for loan losses	$75	$75	$75	$75	$75

Allowance for loan losses as a percentage of mortgage loans held for investment	0.79%	0.75%	0.76%	0.79%	0.76%

GreenPoint Financial Corp. and Subsidiaries

Table 7 – Selected Financial Ratios and Other Data

(Unaudited)

	Quarter Ended						Nine Months Ended
	Sept. 30,		June 30,		Sept. 30,		Sept. 30,
(In millions)	2003		2003		2002		2003		2002
Performance Ratios from Continuing Operations (Annualized):
Cash earnings return on average assets (1)	1.93%		2.46%		2.50%		2.29%		2.57%
Cash earnings return on average equity (1)	24.01%		28.87%		28.67%		26.93%		28.87%
Return on average assets	1.81%		2.34%		2.38%		2.17%		2.44%
Return on average equity	22.52%		27.46%		27.32%		25.53%		27.44%
Net interest margin	2.93%		3.23%		3.85%		3.22%		3.98%
Net interest spread	2.82%		3.11%		3.72%		3.10%		3.83%
General and administrative expense to average assets	2.26%		2.24%		1.91%		2.27%		2.02%
Net interest income to general and administrative expenses	1.21	x	1.35	x	1.88	x	1.32	x	1.84	x
Efficiency ratio (2)	43.6%		37.5%		33.8%		39.6%		34.3%
Average interest-earning assets to average interest-bearing liabilities	1.05	x	1.05	x	1.05	x	1.05	x	1.05	x

(1)	Excludes ESOP expense.
(2)	Total general and administrative expenses as a percentage of net interest income and non-interest income.

	Sept. 30,	June 30,	Sept. 30,
(In thousands, except per share amounts)	2003	2003	2002
Share Data:
Book value per common share	$15.22	$15.35	$14.24
Tangible book value per common share	$11.96	$12.19	$11.29
Period end shares used to calculate per share data	121,351	125,011	134,123
Average shares used to calculate diluted earnings per share	123,253	126,035	134,858
Total shares outstanding (shares issued less treasury stock purchased)	134,404	138,110	147,544

	Sept. 30, 2003	June 30, 2003	Dec. 31, 2002
Regulatory Capital Ratios (3):
Company (4):
Leverage capital	7.20%	7.68%	7.51%
Risk-based capital:
Tier 1	10.98%	11.28%	11.43%
Total	12.49%	12.79%	12.96%
Bank:
Leverage capital	7.64%	7.38%	7.42%
Risk-based capital:
Tier 1	11.68%	10.83%	11.30%
Total	13.19%	12.33%	12.83%
Other:
Tangible equity to tangible managed assets	5.72%	5.89%	5.98%
Tangible equity to managed receivables (5)	7.79%	7.96%	7.69%

(3)	Current period capital ratios are preliminary.
(4)	Includes Trust Preferred of $200 million classified as long term debt.
(5)	Managed receivables is calculated by adding on-balance sheet loans to off-balance sheet managed receivables.